UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2009

SearchHelp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 802-0223

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

See Item 5.02.

ITEM 5.02   Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 10, 2009, William Bozsnyak resigned as the Chief Executive Officer and Chairman of SearchHelp, Inc. (the “Company”).  Mr. Bozsnyak will continue to serve as a member of the Company’s Board of Directors and will become the Company’s Secretary.

On February 10, 2009 (the “Separation Agreement Effective Date”), in connection with Mr. Bozsnyak’s resignation as Chief Executive Officer and Chairman of the Company, the Company entered into a separation agreement with Mr. Bozsnyak (the “Separation Agreement”).  Pursuant to the Separation Agreement, Mr. Bozsnyak will remain a director of the Company. In addition, Mr. Bozsnyak will become the Secretary of the Company until March 31, 2010, subject to termination by Mr. Bozsnyak upon 30 days’ written notice. Pursuant to the Separation Agreement, the Company acknowledged that it owes Mr. Bozsnyak an aggregate of $527,049.72 for accrued salary, principal and interest on personal loans, and the Company agreed to pay the amounts due to Mr. Bozsnyak in accordance with the schedule set forth therein, including $10,000 upon execution of the Separation Agreement, $10,000 within ten days of execution of the Separation Agreement, and $8,627 per month commencing the week of March 6, 2009 and continuing for a period not to exceed two years, which may be accelerated under certain conditions as set forth therein. The Company also agreed to grant Mr. Bozsnyak 4,000,000 options to purchase shares of the Company’s common stock at an $0.11 exercise price, vesting one third upon effective date, one third on February 10, 2010 and the remainder on February 10, 2011; to allow Mr. Bozsnyak to, subject to applicable laws and the Company's bylaws, name an additional Board member for a period of three years from the Separation Agreement Effective Date (or until the Company generates a net annual profit in excess of $4 million, and subject to the unanimous approval of the Board of Directors), and to reimburse Mr. Bozsnyak for health insurance expenses in the amount of up to $2,500 per month for a period of 36 months, if Mr Bozsnyak requires health insurance. Pursuant to the Separation Agreement, Mr. Bozsnyak will retain 1,895,556 vested options for a period of three years from the Separation Agreement Effective Date; all other unvested options were cancelled.

On February 10, 2009, Jeffrey Greene was appointed to serve as the Company’s Chief Executive Officer. Mr. Greene, 61 has spent the last 30 years as a CEO/COO starting, restarting and rehabilitating businesses in banking, technology, entertainment and most recently the wireless space.  Greene also served as the Chairman of Citicorp Information Management Services, which was one of the largest resellers of marketing intelligence to the packaged goods industry.  He later became the President of Island Trading Company the owner of 74 entertainment properties including Island Records.

On February 10, 2009, the Company entered into an employment agreement with Mr. Greene (the “Greene Employment Agreement”), pursuant to which Mr. Greene will serve as the Company’s Chief Executive Officer and on the Company’s Board of Directors, effective upon the resignation of the prior Chief Executive Officer, which resignation occurred on February 10, 2009 (the “Greene Effective Date”). The Greene Employment Agreement has a term of three years, subject to earlier termination as provided therein, and may be extended beyond the initial three year term by mutual agreement of the Company and Mr. Greene (the “Greene Term”). Pursuant to the Greene Employment Agreement, Mr. Greene will receive a base salary of $240,000, which may be increased up to $300,000 during the first year of the Greene Term if certain milestones are achieved.  Commencing one year from the Greene Effective Date, all salary increases or bonus payments will be in the sole discretion of the Company’s Board of Directors. Pursuant to the Greene Employment Agreement, the Company agreed to grant Mr. Greene a) one million five hundred thousand options, vesting over a three year period from the effective date on a cashless basis (if still employed) at an exercise price equal to the thirty day volume weighted average price set on the effective date; b) three million five hundred thousand warrants to purchase the Company’s common stock at an exercise price of ten cents expiring February 10, 2014; and c)  four million performance based stock options, which will vest based on the achievement of certain milestones.

The Greene Employment Agreement may be terminated by the Company for Good Cause (as defined therein), in which event Mr. Greene shall have no right to any further base salary or other benefits or bonus, and Mr. Greene shall forfeit all non-vested options, warrants and stock, and any warrant, option, or cash bonus granted within 180 days.  If the Company terminates the Greene Employment Agreement (other than for Good Cause), Mr. Greene shall be entitled to a severance payment equal to one month’s salary during year one of the Term, two months’ salary during year two of the Term, and three months’ salary during year three of the Term.

The Greene Employment Agreement may also be terminated by Mr. Greene, in the event of a Material Breach (as defined therein, including the termination by the Company for reasons other than Good Cause) by the Company. If Mr. Greene terminates the Greene Employment Agreement as a result of a Material Breach by the Company, the Company shall continue to provide Mr. Greene with his base salary and benefits for a period of three months. If Mr. Greene terminates the Greene Employment Agreement for a reason other than a Material Breach by the Company, Mr. Greene shall forfeit any warrant, option, or cash bonus granted within 180 days.

On February 10, 2009, the Company entered into an agreement with Mr. Sealey (the “Sealey Agreement”), pursuant to which Mr. Sealey will serve as the Company’s Non-Executive Chairman, effective upon the resignation of the prior chairman (which resignation occurred February 10, 2009) (the “Sealey Agreement Date”). The Sealey Agreement has a one year term, subject to earlier termination as provided therein, and may be extended upon shareholder approval or if an annual shareholder meeting does not occur, by mutual agreement between Mr. Sealey and the Board of Directors. Pursuant to the Sealey Agreement, the Company agreed to grant Mr. Sealey, on the Sealey Agreement Date, 500,000 fully vested five year warrants to purchase shares of the Company’s common stock at an exercise price that is the lesser of $0.10 or the 30 day volume average weighted average price. The Warrants may be exercised on a cashless basis so long as Mr. Sealey serves as the Company’s Non-Executive Chairman.  The Company also agreed to grant Mr. Sealey 2,500,000 performance based stock options which shall vest based upon the achievement of certain milestones.

The Company may terminate the Sealey Agreement for Good Cause (as defined therein), in which event Mr. Sealey shall forfeit any non-vested options, warrants, or stock and any warrant, option or cash bonus received within 180 days. The Sealey Agreement may also be terminated by Mr. Sealey, in the event of a Material Breach (as defined therein, including the termination by the Company for reasons other than Good Cause) by the Company. If Mr. Sealey terminates the Sealey Agreement for a reason other than a Material Breach by the Company, Mr. Sealey shall forfeit any warrant, option, or cash bonus granted within 180 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 17 th day of February, 2009

	By: /s/	Erica Zalbert
Erica Zalbert
Chief Financial Officer